Exhibit 10.2

AMENDMENT NO. 1 TO THE

VIACOM INC.

2011 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

Effective as of January 17, 2013, the Plan shall be amended as follows:

1.	Section 2.1(a) is amended by inserting the language underscored below:

Section 2.1 Grants of Stock Options.

(a)     On January 31st of 2011 and each subsequent year until the Plan terminates in accordance with the terms hereof (each January 31st being the “Date of Grant” of the respective Stock Options), each Outside Director shall automatically be granted Stock Options to purchase a number of whole shares of Class B Common Stock (each, an “Annual Grant”) equal in value to $70,000 ($0 effective as of January 17, 2013), calculated using the Black-Sholes valuation method. Each Annual Grant shall be subject to the terms and conditions set forth in the Plan and shall have an option exercise price per share equal to the Fair Market Value of a share of Class B Common Stock on the Date of Grant or, if the Date of Grant is not a business day on which the Fair Market Value can be determined, on the last business day preceding the Date of Grant on which the Fair Market Value can be determined. Notwithstanding the foregoing, the option exercise price of a Stock Option that is a Substitute Option may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that the excess of:

(i)      the aggregate Fair Market Value (as of the Date of Grant of such Substitute Option) of the shares of Class B Common Stock subject to the Substitute Option, over

(ii)     the aggregate option price thereof,

does not exceed the excess of:

(iii)    the aggregate fair market value (as of the time immediately preceding the transaction pursuant to which the Substitute Option was granted, such fair market value to be determined by the Board) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

(iv)    the aggregate option price of such shares.